Exhibit 99.2

SailTech Design Inc.

BILL OF SALE
VESSEL NAME	42 Foot Sailboat - Cutter Aluminum Bare Hull Deck & Cabin

Containing:

Yanmar Diesel Engine
Model #3JH3E - Serial - A00225
Transmission #31723 Block #31723

Office Number of Hull ID Number FW 119901

Name and Address of Seller of Buyer and Interest Transferred to Each:

John Worsell xxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxx	Social Insurance #xxxxxxxxxxx
Customer Signature /s/ John Worsell	Date Signed December 14, 2000

Consideration Received CN$240,000 as per contract approximately US$150,000

Signature of Seller(s) or Person Signing on Behalf of Seller

/s/ Gunter Richtler	Date Signed December 14, 2000

Name(s) or Persons(s) Signing above and Legal Capacity in which Signed (E.G. Owner, Agent, Trustee, Executor

Gunter Richtler
President - SailTech Design Inc.

6938 Palm Ave Burnaby, BC V3J 4M3 Aluminum Sailboats from 35" - 50"

CONTRACT BETWEEN OWNER AND BUILDER

This is a CONTRACT between SailTech Design Inc. (hereinafter "BUILDER," 6938 Palm Ave., Burnaby, British Columbia, V5J 4M3 and John Worsell (hereinafter "OWNER"), to construct an aluminum sailboat to the plans and specifications attached to this contract.

Signed on this 10th day of October 1999.

1. Description of Work:

BUILDER agrees to perform the following work and to furnish all labor, tools, materials, equipment and supervision necessary: to construct an aluminum Sailboat (FW40) 41"6" overall as per drawings, which will be approved in writing be the Builder and Owner and attached before construction starts, delivered commissioned FOB Vancouver, British Columbia. Interior modifications, specifications and costs, are to be decided upon at the of Owner's visit to the Building site.

2. Schedule of Work:

BUILDER shall begin work on Nov 1, 1999 and finish the scheduled work by dependent on details, unless agreed upon by both parties.

Compensation and Payment

As full compensation including taxes, for work to be performed by the BUILDER, the OWNER shall pay the BUILDER as follows in Canadian dollars: $60,000 (US$37,200).

1. Contract signing:

30,000.00 to cover the cost of aluminum, shipping and Plasma cutting.

2. Further payments to be negotiated once final details are decided.

3. Designated Representatives:

Mr. Gunter Richtler shall represent SailTech Design Inc., and Mr. John Worsell the owner.

4. Terms and Conditions:

The following terms and conditions are fully a part of this CONTRACT.

A. Contract Documents:

The CONTRACT between the parties shall consist of this CONTRACT and any drawings, specifications or special conditions signed by both parties. If any conflict of ambiguity exists between this CONTRACT and the drawings, specifications, or special conditions, the OWNER shall clarify the ambiguity within five working days and this CONTRACT is subordinate to the other documents.

B. Changes or Additions:

No changes or additions to Work shall be made without prior written authorization of the OWNER.

C. Assignment:

BUILDER shall not assign or subcontract Work in whole or in part, without prior written consent of OWNER, which consent may be granted or withheld in OWNER'S discretion. However, any permitted assignment or subletting shall not relieve the BUILDER of responsibility for the performance of the Work in accordance with the terms and conditions of the Contract Documents. The BUILDER will register the boat in the OWNER'S name at the commencement of construction. The boat shall become the property of the OWNER when construction begins and all material acquired by the builder for the boat shall become property of the OWNER after they are obtained by the BUILDER.

D. Right to terminate or Suspend:

If BUILDER breaches the provisions of this CONTRACT, or if OWNER concludes that for any reason BUILDER will not complete Work in the prescribed time or in conformity with the description of the work or any drawings, specifications, or special conditions referred to herein. OWNER may suspend work until satisfactory resolution of the problem or may terminate the Contract. Termination or suspension will not prejudice any other rights the OWNER may have for the breach or failure to perform. If the contract is terminated, OWNER may take control of the work and may take possession of all materials, equipment, and instruments thereon and complete the work by employing another contractor or otherwise of OWNER may deem appropriate. All expenses for finishing the work, including compensation for additional managerial and administrative services will be subtracted from any unpaid balance owing to BUILDER. The excess shall be paid to BUILDER. If the expenditures are greater than the unpaid balance, BUILDER shall pay the difference to OWNER.

E. Warranty:

BUILDER warrants that the work completed and materials supplied hereunder will conform to the description of the work and materials and any drawings, specifications, or special conditions referred to herein, will be of high quality and free from defects and will be fit for its intended purposes. In the event that work or materials does not fulfill this warranty, and provided owner so notifies BUILDER in writing not later than one (1) year after OWNER'S acceptance of work, BUILDER shall take the action necessary to ensure conformity of work and materials to this warranty at no additional cost to OWNER.

F. Permits, Laws, Regulations, and Public Ordinances:

BUILDER shall secure and pay for all required permits and licenses, and shall comply with all national, Provincial and local statutes, regulations, and public ordinances governing work and shall indemnify, defend, save OWNER harmless from any and all liability, fines, damage, cost and expense, including but not limited to reasonable attorneys' fees and costs, arising from BUILDER'S failure to do so.

G. Indemnity:

From Negligence - BUILDER shall indemnify, defend, and hold harmless OWNER from and against all claims and actions and all expenses, including but not limited to reasonable attorney's fees and costs, incidental to such claims or actions, based upon or arising our of damage to property or injuries to persons, or other tortuous acts caused or contributed to by BUILDER or anyone acting under its direction or control or on its behalf in the course of its performance under this contract; or arising from any breach by the BUILDER of its obligations under this agreement, provided BUILDER'S aforesaid indemnity and hold harmless obligations shall not be applicable to any liability based upon the sole negligence of OWNER.

From Liens - Contractor (1) shall keep the vessel upon which the work is performed free and clear of all liens, claims and encumbrances whatsoever, including any liens, claims or encumbrances arising from the performance of the Work by the BUILDER or his subcontractors; and (2) shall indemnify and save harmless the OWNER from all claims, demands, causes of action, or acts of whatever nature, including but not limited to reasonable attorneys' fees and costs, arising out of any liens or claims described above or out of services, labor, and materials furnished by the BUILDER or his subcontractors in performance of the work, and from all laborers', supplier's, and mechanics' liens upon such vessel arising out of services, labor, and materials furnished by the BUILDER or any of his subcontractors in performing the work.

H. Insurance:

BUILDER shall provide, pay the premium costs of and in full force and maintain in full force and effect during the term of this CONTRACT, the following insurance coverage by insurers licensed to do business in Canada. BUILDER'S RISK BROAD FORM Insurance for the full value of the boat, with the OWNER named as Loss Payee. BUILDER hereby waives and will cause its insurers to waive all rights of subrogation which BUILDER or its insurers may have against OWNER, OWNER'S agents, or OWNER'S employees.

I. Taxes and Tariffs:

The BUILDER assumes exclusive liability for (a) all sales and use taxes, or other similar excise taxes, duties or tariffs, applicable to the value or use of any property incorporated, furnished or otherwise supplied by BUILDER under the contract documents and (b) all contributions, taxes and payments of any nature whatsoever required by law on account of employees of BUILDER or as account of the work performed under this CONTACT. The OWNER shall be responsible for all import/export tariff and duties, if he decides to move the vessel out of Canada after the vessel is completed.

J. Applicable Form:

Each party agrees and consents that any claims arising out of this CONTRACT, however defined, shall be brought to the province of British Columbia in a court of competent jurisdiction.

K. Governing Law:

This CONTRACT shall be governed by the laws of the Province of British Columbia.

IN WITNESS WHEREOF, the parties have executed this CONTRACT, as of the day and year first above written.

SAILTECH DESIGN INC. "Builder" BY: /s/ Gunter Richtler 6938 Palm Avenue Burnaby, BC V5J 4M3 Date: October 10, 1999	John Worsell "Owner" BY: /s/ John Worsell xxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxx Date: October 10, 1999